Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Elaine Parfitt

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

www.integ.com

Integral Systems Announces Financial Results for the Third Quarter of 2005

Operating Income and Net Income Increased 23% and 35%, Respectively

Lanham, Md., August 8, 2005 — Integral Systems, Inc. (NASDAQ-ISYS) today reported financial results for the third quarter of fiscal 2005. Revenues for the quarter were $25.4 million, up from $22.6 million in the third quarter of fiscal 2004 - an increase of 12%. Operating income rose to $2.6 million for the quarter, versus $2.1 million in the third quarter of fiscal 2004 - an increase of 23%. Net income increased to $1.9 million in the third quarter of fiscal 2005 from $1.4 million in the third quarter of fiscal 2004, an increase of approximately 35%. On a fully diluted per share basis, net income increased to $.18 in the third quarter of fiscal 2005 from $.14 during the third quarter of fiscal 2004.

“Our Air Force ground systems business and our RT Logic subsidiary continue to thrive,” commented Steven R. Chamberlain, Chairman and Chief Executive Officer. “I am also pleased to report that all of our on-going operating units were in the black for the quarter and we are optimistic that this trend will continue for the foreseeable future.”

“The Product Division of our catch-all Corporate segment did post a loss for the quarter, but this unit is more of a cost center than a profit center for the Company and the loss was planned,” stated Chamberlain. “My only real qualm with the quarter was that we haven’t been able to finish our work on the four remaining Antenna jobs that we are still responsible for completing. That work should wrap up by calendar year end, but recent schedule delays and overruns on these jobs negatively impacted operating income by almost $400,000 during the quarter.”

For the nine months ended June 30, 2005 revenues were $70.6 million compared to $65.2 million for the nine months ended June 30, 2004 – an increase of $5.4 million or 8%. For the current nine-month period, operating income was $7.5 million compared to $6.7 million for the same period last year, while net income increased to $5.1 million from $4.3 million, an increase of almost $800,000. On a fully diluted per share basis, net income increased to $.49 during the nine months ended June 30, 2005 from $.43 during the nine months ended June 30, 2004.

“Originally we had expected full fiscal year 2005 results to be about comparable to those reported for fiscal year 2004 in its entirety,” commented Chamberlain. “Although our fourth quarter last fiscal year was our best ever in virtually all measurements of performance, I believe that our numbers through the first nine months of fiscal 2005 are strong enough that we will beat last year’s numbers by the time the current fiscal year ends. We will start looking at forecasts for fiscal 2006 in the next month or two, but by all indications, next year should be even better than 2005.”

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The Company also announced that its Board of Directors has declared a cash dividend of $.04 per share to all stockholders of record as of the close of business on September 1, 2005. The dividend is scheduled to be paid on or about September 28, 2005.

Mr. Chamberlain will host a conference call Tuesday, August 16, 2005 at 11:00 a.m. Eastern Time (ET). Chamberlain will discuss the earnings release and other Company prospects. To participate in or listen to the call, dial 888-293-1202. A replay of the conference call can be heard Tuesday, August 16, 2005 from 12:30 p.m. ET through Thursday, August 18, 2005 12:30 a.m. ET by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21257017.

Founded in 1982, Integral Systems is a leading provider of satellite ground systems and has supported over 190 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial Off The Shelf) software products for satellite command & control, the EPOCH IPS product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents.

The Company’s subsidiary, SAT Corporation, provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. Through its Newpoint Technologies, Inc. subsidiary, the Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms. The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. Integral Systems has approximately 410 employees working at Company headquarters in Lanham, Maryland, and at other locations in both the U.S. and Europe.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to financial projections, all of which are based on the Company’s current expectations. There is no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements appearing in this news release are subject to risks and uncertainties that may cause actual results to differ materially from such statements, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months and Nine Months Ended June 30, 2005 and 2004

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005 (unaudited)	2004 (unaudited)	2005 (unaudited)	2004 (unaudited)
Revenue	$25,378,591	$22,632,229	$70,644,893	$65,194,551

Cost of Revenue	18,033,287	15,430,265	48,833,026	43,424,102

Gross Margin	7,345,304	7,201,964	21,811,867	21,770,449

Operating Expenses
SG&A	3,383,394	3,273,869	10,268,346	9,359,032
Research and Development	618,852	960,666	1,871,850	2,667,158
Product Amortization	645,409	761,381	1,936,225	2,284,143
Intangible Asset Amortization	68,750	68,750	206,250	713,279

Total Operating Expenses	4,716,405	5,064,666	14,282,671	15,023,612

Income from Operations	2,628,899	2,137,298	7,529,196	6,746,837

Other Income	241,326	29,592	339,420	72,332

Income Before Income Taxes	2,870,225	2,166,890	7,868,616	6,819,169

Income Taxes	1,006,575	782,472	2,770,109	2,480,705

Net Income	$1,863,650	$1,384,418	$5,098,507	$4,338,464

Weighted Average Number of Common Shares Outstanding During Period	10,392,973	9,950,330	10,232,203	9,879,034

Earnings Per Share (Basic)	$0.18	$0.14	$0.50	$0.44

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	10,629,952	10,099,956	10,424,185	10,053,256

Earnings Per Share (Diluted)	$0.18	$0.14	$0.49	$0.43

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